United States
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549



                                        FORM 15


   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



   Commission File Number:  333-63602-10


     Structured Asset Securities Corporation
     Mortgage Pass-Through Certificates,
     Series 2001-17  Trust

   (Exact name of Registrant as specified in its charter)




     c/o Wells Fargo Bank Minnesota, N.A.
     11000 Broken Land Parkway
     Columbia, MD 21044
     (410) 884-2000

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)







     1A1

     1A2

     1A3

     1A5

     1A6

     1AP

     1AX

     2A1

     2A10

     2A11

     2A12

     2A2

     2A3

     2A5

     2A6

     2A7

     2A8

     2A9

     2AX

     3A1

     3A2

     3A3

     3A5

     3AP

     3AX

     4A1

     4A2

     4A3

     4A5

     4A6

     4A7

     4AP

     4AX

     A4

     B1

     B2

     B3

     B4

     B5

     B6

     E

     P

     R

   (Title of each class of securities covered by this Form)


      None

   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      Rule 12g-4(a)(1)(i)        / /

      Rule 12g-4(a)(1)(ii)       / /

      Rule 12g-4(a)(2)(i)        / /

      Rule 12g-4(a)(2)(ii)       / /

      Rule 15d-6                 /X/

      Rule 12h-3(b)(1)(i)        /X/

      Rule 12h-3(b)(1)(ii)       / /

      Rule 12h-3(b)(2)(i)        / /

      Rule 12h-3(b)(2)(ii)       / /



   Approximate number of holders of record as of the certification or notice date:

        44



   Pursuant to the requirements of the Securities Exchange Act of 1934,

     Structured Asset Securities Corporation
     Mortgage Pass-Through Certificates,
     Series 2001-17  Trust


   has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


   Date: 01/28/2002
   By: /s/ Beth Belfield, Officer



   Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The Registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the Registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.